Exhibit 10.93


September 20, 1994




Bernard Chaus, Inc.
1410 Broadway
New York, NY 10018

Gentlemen/Ladies:

     We refer to our Restated and Amended Financing Agreement with you bearing effective date of July 1, 1992, as amended ("Agreement"). Capitalized terms herein have the meaning ascribed to them in the Agreement unless otherwise indicated.

     1. We waive any rights we would otherwise have as a result of the fact that, on June 30, 1994, Loans exceeded the Credit Limit, Tangible Net Worth was less than $47,500,000, and Working Capital was less than $40,000,000.

     2. In consideration of the foregoing, you agree to pay us $25,000 on execution hereof. In addition to our other rights, we may charge said amount to your account.

     The waivers herein are limited to the date and the provisions specified above. We reserve all of our other rights, including but not limited to our rights arising out of your failure to comply with other provisions, or your failure to comply with the provisions specified above on a date other than that specified above. Accordingly, nothing herein is, or should be construed to be, a precedent. Without limiting the foregoing, Loans, if any, outstanding from time to time exceeding the Credit Limit are within our sole and absolute discretion and, at our election at any time and from time to time, we may refuse to make such excess Loans and we may require such excess Loans, if any, outstanding to be paid down to the Credit Limit.

     Subject to the foregoing, the Agreement is ratified and confirmed.

                                Very truly yours,
                                BNY Financial Corporation


                                By: /s/
                                    ---------------------------
                                    S.V.P.


AGREED:
Bernard Chaus, Inc.


By: /s/ Marc A. Zuckerman
    -------------------------------
    Marc A. Zuckerman, Treasurer